Exhibit 99.1

May 28, 2015

ATTN:

Mr. Massad

CFTC Chairman

tmassad@cftc.gov

Re: Silver Futures Contracts

Dear Chairman Massad,

The following has been brought to my attention:

The Commitments of Traders Report (COT) for May 19, 2015 indicates a record position change of more than 28,200 net contracts of COMEX silver futures being purchased by traders in the managed money category, the equivalent of 141 million ounces of silver and 61 days of world mine production. The COT report also indicates nearly 24,400 net contracts were sold by traders classified as commercials and the equivalent of 122 million ounces and 53 days of world mine production.

In addition, the report indicated that 8 traders in COMEX silver futures held a net short position of 376 million equivalent ounces of silver, by far the most of any commodity in terms of world production (163 days). With silver prices at current low levels, it is puzzling why the concentrated short position would be so large.

Since the Commission classifies traders in the managed money category as speculators (as opposed to hedgers) and because there is little evidence from public financial reports that silver producers are represented in the commercial category, it appears the big changes in positions on the COMEX are by speculators and commercials acting as speculators and not by those engaged in bona fide hedging.

It occurs to me that such massive speculation in COMEX silver futures may not be in keeping with the spirit and intent of commodity law and may suggest something is wrong with the price discovery process, since real producers and consumers of silver don’t appear to be represented.

Please address these issues in light of the current depressed price of silver and the questionable futures contracts.

I look forward to hearing from you.

Sincerely,

Jason Reid

CEO / President

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